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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                  SCHEDULE 13G

                                 Amendment #1

                   Under the Securities Exchange Act of 1934


                           PROTEIN DESIGN LABS, INC.
                      ------------------------------------
                                (Name of Issuer)

                                 Common Stock
                      ------------------------------------
                         (Title of Class of Securities)

                                   74369L103
                               ----------------
                                (CUSIP Number)


                               December 31, 2000
            -------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      / / Rule 13d-1(b)

      /X/ Rule 13d-1(c)

     / /  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


SEC 1745 (3-98)

-----------------------                                  ---------------------
  CUSIP NO.  74369L103              13G                    PAGE 2 OF 8 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Zweig-DiMenna Special Opportunities, L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            36,900

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             36,900

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                          36,900
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                          0.1%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

                           PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  74369L103              13G                    PAGE 3 OF 8 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

              Zweig-DiMenna Partners, L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
             New York

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            94,100

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             94,100

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                          94,100
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                          0.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                          PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  74369L103               13G                    PAGE 4 OF 8 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY).

              Zweig-DiMenna International Limited

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
               British Virgin Islands

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            484,700

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             484,700

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                          484,700
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                          1.1%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                          CO

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  74369L103                    13G              PAGE 5 OF 8 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY).

        Zweig-DiMenna International Managers, Inc., on behalf of a discretionary account

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
                            Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF              34,400

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                            0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING               34,400

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                            0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                            34,400
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                      [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                               0.1%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                               CO

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 74369L103               13G                    PAGE 6 OF 8 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Gotham Advisors, Inc., on behalf of a discretionary account

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
                                 Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                   33,800

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                                 0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                    33,800

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                 0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                 33,800

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                                 0.1%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                                 CO

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.   74369L103                13G                   PAGE 7 OF 8 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Zweig-DiMenna Investors L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            3,200

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             3,200

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                          3,200
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                           0.0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

                           PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  74369L103              13G                    PAGE 8 OF 8 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Zweig-DiMenna Select L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            12,900

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             12,900

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                          12,900
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                           0.0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

                           PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a)      Name of Issuer:

                  PROTEIN DESIGN LABS, INC.



Item 1(b)      Address of Issuer's Principal Executive Offices:

                  34801 Campus Drive
                  Freemont, CA 94555

Item 2(a)      Name of Person Filing:

                  See Cover page -- 1

Item 2(b)      Address of Principal Business Office:

                  For all filing persons other than Zweig-DiMenna International
                   Limited:
                  900 Third Avenue, New York, N.Y. 10022
                  For Zweig-DiMenna International Limited:
                  P.O. Box N-9932, Norfolk House, Frederick Street, Nassau,
                   Bahamas

Item 2(c)      Citizenship:

                  See Cover page -- 4

Item 2(d)      Title of Class of Securities:

                  Common Stock

Item 2(e)      CUSIP Number:

                  74369L103

Item 3. If this statement is filed pursuant to Rule 13d-1(b) or Rule 13D-2(b) or (c), check whether the person filing is a:

               Not Applicable.

Item 4.        Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

               (a) Amount Beneficially Owned:

                        700,000

               (b)  Percent of Class:

                        1.6%

               (c)  Number of shares as to which each person has:

                    (i)   sole power to vote or to direct the vote

                             700,000

                    (ii)  shared power to vote or to direct the vote

                             0

                    (iii) sole power to dispose or to direct the disposition
                          of
                             700,000

                    (iv) shared power to dispose or to direct the disposition of

                              0

Item 5.        Ownership of Five Percent or Less of a Class.

                              [X]

Item 6.        Ownership of More than Five Percent on Behalf of Another Person.

                              Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                              Not Applicable

Item 8.        Identification and Classification of Members of the Group.

                              Not Applicable


Item 9.        Notice of Dissolution of Group

                              Not Applicable


Item 10.       Certification.




By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 5 2001 reflecting shareownership as of December 31, 2000.

                       ZWEIG-DiMENNA INTERNATIONAL LIMITED

                       By: Zweig-DiMenna International Managers, Inc., Investment Manager

                       By:/s/   Joseph A. DiMenna
                          ----------------------------
                       Name:    Joseph A. DiMenna
                       Title:   Executive Vice President

                       ZWEIG-DiMENNA PARTNERS, L.P.
                       By: Zweig-DiMenna Associates LLC,
                           Managing General Partner

                       By:/s/  Joseph A. DiMenna
                          ----------------------------
                       Name:    Joseph A. DiMenna
                       Title:   Managing Director of Managing General Partner

                       ZWEIG-DiMENNA SPECIAL OPPORTUNITIES, L.P.
                       By:      Zweig-DiMenna Associates LLC,
                                Managing General Partner

                       By:/s/   Joseph A. DiMenna
                          ----------------------------
                       Name:    Joseph A. DiMenna
                       Title:   Managing Director of Managing General Partner

                       ZWEIG-DiMENNA INTERNATIONAL MANAGERS, INC.

                       By:/s/   Joseph A. DiMenna
                          ----------------------------
                       Name:    Joseph A. DiMenna
                       Title:   Executive Vice President

                       GOTHAM ADVISORS, INC.

                       By:/s/   Joseph A. DiMenna
                          ----------------------------
                       Name:    Joseph A. DiMenna
                       Title:   Vice President

                       ZWEIG-DiMENNA INVESTORS, L.P.
                       By: Zweig-DiMenna Associates LLC,
                           Managing General Partner

                       By:/s/   Joseph A. DiMenna
                          ----------------------------
                       Name:    Joseph A. DiMenna
                       Title:   Managing Director of Managing
                                General Partner

                       ZWEIG-DiMENNA SELECT, L.P.
                       By: Zweig-DiMenna Associates LLC,
                           Managing General Partner

                       By:/s/   Joseph A. DiMenna
                          ----------------------------
                       Name:    Joseph A. DiMenna
                       Title:   Managing Director of Managing
                                General Partner